Exhibit 99.2

11500 Ash Street

Leawood, Kansas 66211

April 29, 2016

CFO Commentary on

First Quarter 2016 Financial Results

Financial Information

Reconciliations and definitions of non-GAAP financial measures (Adjusted EBITDA, Adjusted EBITDA Margin, adjusted diluted earnings per share, Free Cash Flow) are provided in the financial schedules included below and in our financial tables that accompany our first quarter 2016 earnings press release available at http://investor.amctheatres.com

Conference Call

The Company will host a conference call on Friday, April 29, 2016 at 7:30 a.m. CDT/8:30 a.m. EDT to review results for the first quarter ended March 31, 2016.

To listen to the call, please dial (877) 407-3982 in the U.S. or (201) 493-6780 outside the U.S.  You may also listen to the conference call via the internet by visiting the investor relations section of the AMC website at www.investor.amctheatres.com for a link to the webcast.  Investors and interested parties should go to the website at least 15 minutes prior to the call to register and/or download and install any necessary audio software.

Summary

We are very pleased with our record first quarter financial results and our strong start to fiscal year 2016. The power of our guest experience initiatives, the ongoing integration of the Starplex Cinemas (“Starplex”) acquisition and the strength of the movie slate collectively contributed to our best first quarter ever.

From an industry perspective, the 2016 first quarter box office grew approximately 12.7% and attendance grew approximately 6.7%, compared to the first quarter last year. The first quarter’s industry box office and attendance growth were driven by the success of Deadpool, holdover success from the highest domestic grossing movie of all time, Star Wars: The Force Awakens, and by Zootopia and Batman vs. Superman: Dawn of Justice.

Based on the strength of the movie slate, an increase in the number of screens from the Starplex acquisition and the success of our guest experience strategic initiatives, AMC set first quarter records in all revenue categories as we increased total revenues approximately 17.3% to $766.0 million, compared to total revenues of $653.1 million for the same quarter last year. Total revenues for the 2016 first quarter included $482.6 million of admissions revenue (15.3% growth over last year), $244.2 million of food and beverage revenue (21.8% growth over last year), and $39.3 million of other theatre revenue (15.9% growth over last year).

When compared to the same quarter a year ago, first quarter 2016 total attendance increased 14.5% to 51.2 million and average ticket price for the quarter increased $0.07 or 0.7% to $9.42, due primarily to an increase in 3-D and IMAX premium format box office attendance in the quarter. Negatively impacting first quarter pricing comparisons to the industry were the continued effects from the anniversary of our “tax-on-top” pricing strategy, the addition of the Starplex theatres with a lower average ticket price, and the impact of promotional pricing strategies.

Our strategic initiatives continue to perform well, and we experienced an 8.8% increase in the number of average screens in the first quarter of 2016 due to the acquisition of Starplex and the completion of numerous recliner theatre renovations in the fourth quarter of 2015.  On an admissions revenue and attendance per screen basis, however, the contribution from our strategic initiatives and the increase in screens were somewhat impacted by the lower productivity theatres located in the smaller, non-urban markets served by the Starplex theatres and by the effects of competitive new builds and recliner remodels. When excluding the impact of Starplex theatres on attendance though, attendance per screen for the balance of the circuit was in-line with the industry.  Our priority is to drive attendance which ultimately allows us to monetize those visits through food and beverage sales.

Food and beverage continues to set records as we implement our enhanced food and beverage initiatives.  Food and beverage revenues per patron set an all-time record of $4.76, growing 6.3% as we saw improvement across our entire spectrum of food and beverage initiatives. Our food and beverage gross margin for the first quarter improved 30 basis points to 86.1% compared to the first quarter last year, while our food and beverage gross profit per patron grew 6.8%, to set an all-time high of $4.10.

During the first quarter we deployed one new Marketplace, seven new MacGuffin bars, 17 new Coca-Cola Freestyle® machines, 35 new digital menu boards, four new kiosks, and we added hot foods to three additional locations.

At quarter-end, we had 19 dine-in-theaters and 133 MacGuffins in operation, representing a 12% and 39% increase in unit count, respectively, compared to the same quarter end a year ago.

Other revenue for the quarter increased 15.9% to a first quarter record $39.3 million compared to last year, due primarily to internet ticketing fees, gift card sales and on screen advertising.

AMC’s film exhibition costs for the first quarter were up $39.3 million, or 17.6% to $262.4 million compared to last year, and this represented 54.4% of admissions revenue, up 110 basis points compared to the first quarter last year. Film concentration again played a role, but importantly, admissions gross profit per screen increased 2.6% compared to the first quarter last year.

Operating expenses for the first quarter were $202.3 million, or 26.4% of total revenues as compared to $187.3, or 28.7% of total revenues for the same quarter a year ago.  Operating expenses for the first quarter of 2016 and 2015 include $3.4 million and $4.1 million, respectively, of certain operating expenses that are excluded from our calculation of Adjusted EBITDA. Excluding these costs from both periods, adjusted operating expenses for the first quarter were $198.9 million and $183.2 million, respectively, representing an 8.6% increase compared to the same period a year ago. The increase is primarily due to increases in payroll expense related to higher volume, formats and licensing due to higher box office amounts of 3-D and IMAX, and credit card payment processing due to overall higher revenue volume and a higher percentage of credit card transactions. We are disclosing adjusted operating expenses because we believe they are more indicative of our ongoing performance.

Rent expense for the first quarter increased 5.7% to $124.6 million, on an 8.8% increase in the number of average screens, as the Starplex acquisition contributed to the rent increase.   Rent per average screen for the first quarter decreased 2.9% compared to the previous year, having benefited from lower common area maintenance expense as a result of significantly lower snow removal costs, and lower rent terms at the Starplex theatres.

In total during the quarter, we opened one new build theatre with 12 screens, permanently closed one theatre with 16 screens, divested two theatres with 22 screens, temporarily closed 79 screens, and reopened 59 screens to implement our strategy and deploy guest experience upgrades.

Adjusted EBITDA for the first quarter of 2016 grew 26.6% to a first quarter record $146.5 million and Adjusted EBITDA Margins improved 140 basis points to 19.1% compared to 17.7% for the first quarter last year.  Included in Adjusted EBITDA for the three months ended March 31, 2015 was an $18.1 million gain, or approximately $0.11 per diluted share, related to the termination of a post-retirement health benefit plan. The gain was recorded as a reduction of general and administrative: other and did not recur in 2016.  Excluding the benefit of the $18.1 million gain, first quarter 2015 Adjusted EBITDA and Adjusted EBITDA Margin were approximately $97.6 million and 14.9% respectively, and Adjusted EBITDA growth for the first quarter of 2016 improved to 50.1% while Adjusted EBITDA Margin improved 420 basis points to 19.1% from 14.9%. The contributions from higher attendance and our strategic initiatives, particularly food and beverage and recliners, contributed to the first quarter’s Adjusted EBITDA lift.

During the first quarter, we sold all of our 1,222,780 shares in RealD Inc. as a result of the sale of RealD to Rizvi Traverse Management LLC.  We recorded a gain on the sale of RealD stock of $3.0 million or approximately $0.02 per diluted share.

Lastly, net earnings grew 360.9% to $28.3 million and diluted earnings per share for the first quarter grew 383.3% to $0.29. Taking into account the benefit from the first quarter 2016 $3.0 million gain on the sale of RealD mentioned above and the benefit from the $18.1 million gain related to the termination of a post-retirement health benefit plan in the prior year’s first quarter, adjusted diluted earnings per share for the three months ended March 31, 2016 was $0.27 compared to a loss of ($0.05) in the first quarter a year ago.

Capital Expenditures

Total gross capital expenditures (excluding change in construction payables) for the three month period ended March 31, 2016 totaled $46.1 million and after approximately $20.3 million of landlord contributions yielded net capital expenditures of $25.8 million. Recliner theatres accounted for the majority of the capital expenditures during the first quarter of 2016.

We expect capital expenditures for 2016 to total approximately $400 million to $420 million, with landlords contributing approximately $120 million to $130 million, resulting in a net cash outlay of approximately $280 million to $290 million.

Cash Flow

Net Cash Provided by Operating Activities for the three months ended March 31, 2016 increased 6.1% to $22.9 million from $21.6 million in the same period a year ago.  Free Cash Flow grew 276.1% to a first quarter record $72.1 million compared to the year ago period.  Our ability to utilize Tax Net Operating Loss Carryforwards to reduce cash taxes, enables us to convert a higher percentage of Adjusted EBITDA to Free Cash Flow, and that cash flow can then be reinvested in the circuit through our strategic initiatives or used to grow the company through acquisitions.   Given that our recliner renovations continue to generate cash-on-cash returns in excess of 25%, we expect to continue using Free Cash Flow for reinvestment and/or attractive acquisition opportunities.

Balance Sheet

With respect to the balance sheet, we completed the first quarter with $107.9 million in cash and total debt balance of approximately $1.961 billion.

As of March 31, 2016, our leverage ratio was roughly 3.3 times net debt to last twelve months Adjusted EBITDA, which is well within our comfort range. Our leverage, cash flow generation and liquidity are all in line with expectations.

Dividend

Consistent with our plans to augment shareholder returns through return of capital, AMC’s Board of Directors, at its regular board meeting on April 27, 2016, authorized the ninth consecutive quarterly dividend of $.20 per share, payable on June 20, 2016 to holders of record on June 6, 2016.

Since our IPO on December 18, 2013, AMC has returned approximately $156.9 million to shareholders in the form of dividends or dividend equivalents.

Website Information

This CFO Commentary, along with other news about AMC, is available at www.amctheatres.com.   We routinely post information that may be important to investors in the Investor Relations section of our website, www.investor.amctheatres.com.  We use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD, and we encourage investors to consult that section of our website regularly for important information about AMC. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document. Investors interested in automatically receiving news and information when posted to our website can also visit www.investor.amctheatres.com to sign up for E-mail Alerts.

(tables follow)

Non-GAAP Measures

Reconciliation of Diluted Earnings Per Share to Adjusted Diluted Earnings (Loss) Per Share:

(dollars in thousands, except per share data)

(unaudited)

	3 Months Ended March 31,
	2016	2015

Net Earnings:	$28,291	$6,138
Net periodic benefit credit related to the termination of post-retirement plan, net of related tax effects	—	(11,052)
Gain on sale Real D, net of related tax effects	(1,835)	—
Net Earnings (Loss), excluding benefit related to termination of post-retirement plan and gain on sale of RealD, net of related tax effects	$26,456	$(4,914)

Average shares outstanding, diluted	98,207	97,919

Adjusted diluted earnings (loss) per share (1)	$0.27	$(0.05)
Diluted Earnings per share	$0.29	$0.06

Reconciliation of Adjusted EBITDA:

(dollars in thousands)

(unaudited)

	3 Months Ended March 31,
	2016	2015
Net Earnings	$28,291	$6,138
Plus:
Income tax provision	18,090	3,930
Interest expense	27,062	28,452
Depreciation and amortization	60,430	57,777
Certain operating expenses (3)	3,402	4,064
Equity in earnings of non-consolidated entities	(4,264)	(1,324)
Cash distributions from non-consolidated entities	17,681	14,486
Investment income	(9,954)	(5,143)
Other expense	26	—
General and administrative expense-unallocated:
Merger, acquisition and transaction costs	4,604	1,578
Stock-based compensation expense (4)	1,087	5,739
Adjusted EBITDA (2)	$146,455	$115,697
Adjusted EBITDA Margin (5)	19.1%	17.7%

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow:

(dollars in thousands)

(unaudited)

	3 Months Ended March 31,
	2016	2015

Net cash provided by operating activities	$22,871	$21,563
Plus:
Equity in earnings from equity method investees	(10,463)	(9,134)
Deferred rent (excluding digital equipment rent)	7,011	5,442
Net periodic benefit (cost) credit	(199)	17,917
Change in working capital, accruals and other	108,593	50,150
General and administrative expense: merger, acquisition and transaction costs	4,604	1,578
Investment Income	(9,954)	(5,143)
Capital expenditures (excluding change in construction payables)	(46,111)	(59,384)
Principal payments under Term Loan	(2,202)	(1,938)
Principal payments under capital and financing lease obligations	(2,076)	(1,886)
Free Cash Flow (6)	$72,074	$19,165

Reconciliation of Adjusted EBITDA to Free Cash Flow:

(dollars in thousands)

(unaudited)

	3 Months Ended March 31,
	2016	2015
Adjusted EBITDA (2)	$146,455	$115,697
Minus:
Cash distributions from non-consolidated entities	17,681	14,486
Income taxes, net	806	505
Cash interest expense	25,814	29,324
Capital expenditures (excluding change in construction payables)	46,111	59,384
Landlord contributions	(20,309)	(10,991)
Principal payments under Term Loan	2,202	1,938
Principal payments under capital and financing lease obligations	2,076	1,886
Free Cash Flow (6)	$72,074	$19,165

1)             We have included adjusted diluted earnings per share, which is diluted earnings per share, excluding the gain on sale of our investments in Real D net of related tax effects in the current quarter, and a non-recurring postretirement net periodic benefit credit, net of related tax effects in the prior quarter because we believe it provides investors with a useful industry comparative and they are financial measures used by management to assess our performance.

2)             We present Adjusted EBITDA as a supplemental measure of our performance that is commonly used in our industry. We define Adjusted EBITDA as net earnings plus (i) income tax provision, (ii) interest expense and (iii) depreciation and amortization, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance and to include any cash distributions of earnings from our equity method investees. These further adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.  Adjusted EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net earnings as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with U.S. GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance and liquidity, estimate our value and evaluate our ability to service debt.

Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. For example,

Adjusted EBITDA:

• does not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments;

• does not reflect changes in, or cash requirements for, our working capital needs;

• does not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt;

• excludes income tax payments that represent a reduction in cash available to us; and

• does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future.

3)             Amounts represent preopening expense, theatre and other closure expense, deferred digital equipment rent expense, and disposition of assets and other gains included in operating expenses.

4)             Non-cash expense included in General and Administrative: Other

5)             We define Adjusted EBITDA Margin as Adjusted EBITDA divided by Total Revenues.

6)             Free Cash Flow is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to cash flows from operating activities as a measure of liquidity (as determined in accordance with U.S. GAAP).  We define free cash flow as adjusted EBITDA minus the sum of cash distributions from non-consolidated entities, cash taxes, cash interest, capital expenditures (excluding change in construction payables) net of landlord contributions, mandatory payments of principal under any credit facility and payments under capital lease obligations and financing lease obligations.  This non-GAAP financial measure may not be comparable to similarly titled measures reported by other companies. We have included Free Cash Flow as we believe it provides a useful measure of cash flows generated by our operations, and because it is used by management to assess the liquidity of our Company.

Forward-Looking Statements

This CFO Commentary includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “forecast,” “plan,” “estimate,” “will,” “project,” “intend,” “expect,” “should,” “believe,” “continue,” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters.  These forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks, trends, uncertainties and other facts that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. These risks, trends, uncertainties and other facts include, but are not limited to, with respect to our pending Carmike acquisition, our ability to satisfy closing conditions in the anticipated time frame or at all, obtaining regulatory approval, including the risk that any approval may be on terms or subject to conditions that are not anticipated; obtaining Carmike stockholders approval;  the possibility that the Carmike acquisition does not close, including in circumstances in which we would be obligated to pay Carmike a termination fee or other damage or expenses;  our ability to finance the proposed Carmike acquisition on acceptable terms; responses of activist stockholders to the proposed Carmike transaction; our ability to realize expected benefits and synergies from the proposed Carmike acquisition; execution risks related to the proposed Carmike acquisition; litigation and/or regulatory actions related to the proposed Carmike transaction; our significant indebtedness, including the indebtedness incurred to acquire Carmike; execution risks related to the integration of Starplex Cinemas into our business; our ability to achieve expected synergies and performance from our acquisition of Starplex Cinemas; decreased supply, quality and performance of, and delays in our access to, motion pictures; risks relating to our significant indebtedness; our ability to utilize net operating loss carry forwards to reduce future tax liability; increased competition in the geographic areas in which we operate and from alternative film delivery methods and other forms of entertainment; continued effectiveness of our strategic initiatives; the impact of shorter theatrical exclusive release windows; our ability to attract and retain senior executives and other key personnel; the impact of governmental regulation, including anti-trust review of our acquisition opportunities and investigations concerning potentially anticompetitive conduct, including film clearances and participation in certain joint ventures; unexpected delays and costs related to our optimization of our theatre circuit; failures, unavailability or security breaches of our information systems; and other business effects, including the effects of industry, market, economic, political or regulatory conditions, future exchange or interest rates, changes in tax laws, regulations, rates and policies.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. For a detailed discussion of these risks and uncertainties, see the section entitled “Risk Factors” in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 8, 2016, and our other public filings. The Company does not intend, and undertakes no duty, to update this information to reflect future events or circumstances, except as required by applicable law.

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